UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2009

GOLDEN GRAIN ENERGY, LLC

(Exact name of registrant as specified in its charter)

Iowa	000-51177	02-0575361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1822 43rd St. SW Mason City, IA	50401
(Address of principal executive offices)	(Zip Code)

(641) 423-8525
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 21, 2009, we executed the Second Amendment to our Credit Agreement with Home Federal Savings Bank of Rochester, Minnesota.  In the amendment, Home Federal granted us a waiver of certain prior non-compliances with our loan covenants.  Home Federal also changed the manner in which certain of our financial loan covenants are calculated.  Further, Home Federal granted us a deferral of principal payments on our term loan from June 1, 2009 until May 1, 2010.  Home Federal also granted us the ability to secure up to $2,500,000 in subordinated debt financing.  We have not reached any agreement regarding any such subordinated debt and we may never reach any such agreement.

Pursuant to the amendment, we agreed to a minimum interest rate of 6% on all of our variable interest rate debt and we agreed to maintain tangible net worth of at least $60,000,000.  Our tangible net worth will be measured on a quarterly basis.  We also agreed to secure a guaranty of our obligations to Home Federal from Corn Oil Bio-Solutions, LLC, which is an entity of which we are a 60% owner.  We agreed to pay Home Federal an origination fee of $23,000 and to pay all of Home Federal’s costs associated with the amendment as provided by our credit agreement.

This current report on Form 8-K contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN GRAIN ENERGY, LLC

May 26, 2009	/s/ Christine Marchand
Date	Christine Marchand, Chief Financial Officer